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                                                                EXHIBIT 23.1

                             ACCOUNTANTS' CONSENT

The Board of Trustees
Physicians Protective Trust Fund:

We consent to the inclusion of our report dated February 27, 1998 with respect to the consolidated balance sheets of Physicians Protective Trust Fund and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in fund balance, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of Professionals Group, Inc. dated July 15, 1998 and to the incorporation by reference of our report in the registration statements on Form S-8 of Professionals Group, Inc.

                                        KPMG Peat Marwick LLP

Miami, Florida
July 15, 1998